Exhibit 99.1

Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2009 SECOND FISCAL QUARTER
Lisle, Ill., USA – January 27, 2009 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2009 second fiscal quarter ended December 31, 2008.
2009 Second Fiscal Quarter Results
Revenue for the second fiscal quarter was similar to the revised outlook provided on December 8, 2008. The Company continues to be impacted by the global slowdown in all markets, and compounded by customers reducing their levels of component inventory. Revenue for the quarter ended December 31, 2008 was $666.7 million, a decrease of 20.8% from the same period last fiscal year, and 20.5% from the September 2008 quarter. Revenue in local currencies fell 20.9% as currency translation increased revenue by $1.1 million, compared with last year’s December quarter.
Gross profit margin was 26.4%, compared with 30.1% in the prior year December quarter and 29.7% in the September 2008 quarter. These decreases were primarily due to lower absorption of manufacturing overhead costs caused by lower production levels. SG&A expense declined $21.1 million from last year’s December quarter, and $21.7 million from the September 2008 quarter, due to significant cost reduction and restructuring activities.
Net loss was $87.2 million, or ($0.50) per share. Included in the quarter results was a pretax restructuring charge of $39.8 million ($29.7 million after-tax or approximately $0.17 per share), relating to the previously announced restructuring program. Also included was a non-cash goodwill impairment charge of $93.1 million (both pretax and after-tax), or approximately $0.53 per share, related to a previous acquisition in the transportation division. The December quarter compares with net income of $59.2 million, or $0.33 per share in the prior year quarter that included a pretax restructuring charge of $7.3 million, or approximately $0.02 per share after-tax. The effective tax rate for the quarter was 6.1%, due to the goodwill impairment charge that does not result in a tax benefit. Excluding goodwill, the tax provision reflects an annualized rate of 34%, as compared with the September quarter rate of 32%.
During the quarter, significant actions were taken to reduce headcount and lower the cost of employee benefits. These included changes in retirement medical benefits, a reduction in planned contributions to the profit sharing trust and a reduction in the planned incentive bonus payout. The one-time cost reductions relating to these changes increased pretax profit in the December quarter by $14.2 million and are incremental to the previously announced restructuring program. In addition, manufacturing employees worked reduced hours in the plants most impacted by the economic slowdown. Due to the sudden strengthening of the U.S. dollar at the end of October, we also recognized an exchange gain that increased pretax profit in the December quarter by $14.3 million. The combined effect of the benefit changes and exchange gain was $0.11 per share.

Orders for the December quarter were $562.2 million, down 34.5% compared with the prior year quarter and down 29.4% sequentially. The Company’s order backlog on December 31, 2008 was $285.3 million, compared with $374.7 million in the prior year December quarter and $385.5 million in the September quarter.
Capital expenditures for the December quarter were $51.3 million, compared with $53.3 million in the prior year December quarter and included expenditures related to plant construction as part of the Company’s restructuring program. Capital expenditures for the first two quarters of fiscal 2009 were $96.6 million or 6.4% of revenue, compared with $102.4 million or 6.3% of revenue in the prior year period. As a result of lower demand, the capital expenditure plan for fiscal 2009 was significantly reduced and is now estimated in a range of $170 to $190 million. This compares with fiscal 2008 spending of $234.6 million.
Spending for research and development was $41.2 million, compared with $43.1 million in the prior year quarter. Product development expenditures were modestly lowered in reaction to the decline in new product development. During the first half of fiscal 2009, the Company introduced 113 new products, and is committed to providing the investment necessary to remain a technology leader in the industry.
Cash flow from operations was $100 million for the December quarter and $190 million for the six months ended December 31, 2008. Cash and marketable securities was $458 million at the end of the quarter.
Restructuring Update
The restructuring charge of $39.8 million recorded in the December quarter was primarily related to severance for headcount reductions across all divisions, and the costs associated with a plant closure in Japan and in our European automotive business. The automotive business also plans to close additional plants in Europe and Asia Pacific while the industrial business plans to consolidate two Canadian facilities and close a U.S. warehouse.
The Company increased the scope of the restructuring program and now estimates a total pretax charge through the end of fiscal year 2010 of approximately $220 million, compared with a previous estimate of $125 to $140 million. Cumulative restructuring charges of $129.7 million were recorded through December 31, 2008, and the Company estimates that the additional restructuring charges in fiscal 2009 will approximate $55 million, with the remaining $35 million to be recognized in fiscal 2010. The expected annualized cost savings of the restructuring program have increased to approximately $200 million.
Acquisition Update
During the quarter, the Company completed a small acquisition in Japan. With this acquisition the Micro Products Division acquired specific advanced technologies, which should enhance their existing competitive advantage in markets including consumer electronics, mobile handsets and medical devices.
Six-Month Results
Revenue for the six-months ended December 31, 2008 was $1.5 billion, a decline of 7.9% compared with the prior fiscal year. During this period currency translation increased revenue by $45.1 million. Net loss of $42.9 million, or ($0.24) per share included a pretax restructuring charge of $61.6 million ($45.4 million after-tax or approximately $0.26 per share), and a pretax and after-tax goodwill impairment charge of $93.1 million, or $0.53 per share.

Stock Buyback
During the quarter, the Company repurchased 2,000,000 shares of Common Stock (MOLX) and 875,000 shares of Class A Common Stock (MOLXA) at a total cost of $37.5 million. The Board of Directors previously authorized the repurchase of up to $200.0 million of common stock through June 30, 2009, and approximately $123.7 million remains under this authorization.
Outlook
The uncertain global economy is making it difficult for our customers to provide specific timing as to when orders could begin to recover. In addition, lead-times have further compressed, resulting in 60-70% of revenue being ordered in the same quarter that it is shipped. As a result, the Company considers it prudent to provide a wide range in its outlook, and estimates revenue in the range of $500 to $570 million for the March quarter. We also believe that orders should improve during the quarter, after customer inventory levels adjust to lower production levels and as customers begin production in the facilities temporarily closed in December. Should this occur, we would expect revenue to improve later in the March quarter, but this was not factored into our current outlook. Given the wide range of potential revenue and the difficulty in quantifying the impact of product mix on overall margin, the Company will not provide an outlook for earnings per share at this time.
The Company’s cost reduction strategy includes both permanent and short term initiatives. The restructuring program, which began in April 2007, includes all actions to permanently reduce costs and the manufacturing footprint. The short term actions include the previously mentioned reductions in work schedules and employee compensation and benefits. These short term actions are in reaction to the severe economic downturn and revenue levels temporarily below what the Company considers as normal. We believe that this approach enables the Company to generate a positive cash flow from operations and maintain its current cash dividend, while retaining the level of resources and skills necessary to lead when the global economy recovers.
In the December quarter, actions were finalized to further reduce operating cost beginning in the March quarter. Effective February 1, 2009, salaries will be reduced for officers and salaried employees in the U.S., as well as in most international operations.
Earnings Conference Call Information
A conference call will be held on Tuesday, January 27, 2009 at 4:00 pm central. Please dial (888) 679-8038 to participate in the conference call. International callers please dial (617) 213-4850. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 26906523. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / pass code 60201121

Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “expects”, “believes”, “intends”, “plans”, “projects”, “estimates”, and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.
Other risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2008, and the Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 70-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 45 manufacturing locations in 17 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	June 30,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$418,573	$475,507
Marketable securities	39,160	34,298
Accounts receivable, less allowances of $34,611 and $40,243, respectively	600,930	740,827
Inventories	448,147	458,295
Other current assets	84,310	74,033

Total current assets	1,591,120	1,782,960
Property, plant and equipment, net	1,161,186	1,172,395
Goodwill	295,321	373,623
Other assets	278,257	270,559

Total assets	$3,325,884	$3,599,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$253,875	$350,413
Accrued expenses	203,998	154,015
Current portion of long-term debt and short-term borrowings	297,091	66,687
Other current liabilities	35,058	78,323

Total current liabilities	790,022	649,438

Other non-current liabilities	16,947	21,346
Accrued pension and postretirement benefits	100,915	105,574
Long-term debt	4,829	146,333

Total liabilities	912,713	922,691

Commitments and contingencies

Total stockholders’ equity	2,413,171	2,676,846

Total liabilities and stockholders’ equity	$3,325,884	$3,599,537

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenue	$666,728	$841,560	$1,505,713	$1,634,170
Cost of sales	490,656	588,445	1,080,169	1,144,905

Gross profit	176,072	253,115	425,544	489,265

Selling, general and administrative	144,612	165,699	310,963	326,334
Restructuring costs and asset impairments	39,782	7,258	61,560	9,887
Goodwill impairments	93,140	—	93,140	—

Total operating expenses	277,534	172,957	465,663	336,221

Income (loss) from operations	(101,462)	80,158	(40,119)	153,044

Interest income, net	843	2,356	2,036	4,920
Other income	18,386	2,081	20,993	2,779

Other income, net	19,229	4,437	23,029	7,699

Income (loss) before income taxes	(82,233)	84,595	(17,090)	160,743

Income taxes	5,011	25,379	25,857	48,223

Net (loss) income	$(87,244)	$59,216	$(42,947)	$112,520

Earnings (loss) per share:
Basic	$(0.50)	$0.33	$(0.24)	$0.62
Diluted	$(0.50)	$0.33	$(0.24)	$0.61

Dividends declared per share	$0.1525	$0.1125	$0.3050	$0.2250

Average common shares outstanding:
Basic	174,636	181,034	175,736	182,211
Diluted	174,636	182,174	175,736	183,273

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	December 31,
	2008	2007
Operating activities:
Net (loss) income	$(42,947)	$112,520
Add non-cash items included in net (loss) income:
Depreciation and amortization	126,349	121,357
Share-based compensation	13,075	12,427
Goodwill impairment	93,140	—
Other non-cash items	(234)	1,654
Changes in assets and liabilities:
Accounts receivable	141,592	(6,155)
Inventories	2,637	437
Accounts payable	(110,047)	(5,548)
Other current assets and liabilities	10,822	7,403
Other assets and liabilities	(44,144)	6,191

Cash provided from operating activities	190,243	250,286

Investing activities:
Capital expenditures	(96,637)	(102,417)
Proceeds from sales of property, plant and equipment	2,324	6,787
Proceeds from sales or maturities of marketable securities	7,230	253,694
Purchases of marketable securities	(15,111)	(213,023)
Acquisitions	(73,447)	(42,470)
Other investing activities	(188)	(6,433)

Cash used for investing activities	(175,829)	(103,862)

Financing activities:
Proceeds from revolving credit facility	115,000	—
Payments on revolving credit facility	(50,000)	—
Net change in long-term debt	(197)	(1,467)
Cash dividends paid	(46,807)	(34,259)
Exercise of stock options	1,187	7,513
Purchase of treasury stock	(76,342)	(111,779)
Other financing activities	(960)	(497)

Cash used for financing activities	(58,119)	(140,489)

Effect of exchange rate changes on cash	(13,229)	14,742

Net increase (decrease) in cash and cash equivalents	(56,934)	20,677
Cash and cash equivalents, beginning of period	475,507	378,361

Cash and cash equivalents, end of period	$418,573	$399,038